Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
ANNOUNCES ACQUISITION

Milwaukee, Wisconsin – May 27, 2008 -- STRATTEC SECURITY CORPORATION      (NASDAQ:STRT), in combination with WITTE Automotive of Velbert, Germany, and Vehicle Access Systems Technology LLC (VAST), a joint venture between STRATTEC, WITTE and ADAC Automotive of Grand Rapids, Michigan, has reached a definitive agreement to acquire certain assets, primarily equipment and inventory, and assume certain employee liabilities of Delphi Corporation’s Power Products business for $7.8 million, subject to closing adjustments.  STRATTEC will acquire the North American portion of Delphi’s Power Products business.  WITTE will acquire the European portion, and VAST LLC will acquire the Asian portion.  The transaction is subject to both customary and other closing conditions relating to Delphi’s bankruptcy court proceedings.  STRATTEC expects to complete the acquisition before the end of calendar 2008.

Delphi’s Power Products business designs, develops, tests, manufactures, markets and sells power systems to operate vehicle sliding side doors, and rear compartment access points such as liftgates and trunk lids.  In addition, the product line includes power cinching latches and power cinching strikers used in these systems.  Current customers for these products supplied from North America are Chrysler LLC, Hyundai Motor Company, General Motors Corporation and Ford Motor Company.

Through a formal alliance structure, STRATTEC works closely with its VAST partners, WITTE and ADAC, to provide a global footprint for the supply of vehicular access control products to the automotive industry.  These products currently include locks and keys; latches; door, liftgate and tailgate handles; and ignition lock housings.  The Company expects the addition of the Power Products business to broaden its product line and customer base, as well as provide opportunities for systems integration with its existing product offerings.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”  Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.